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                                                                    EXHIBIT 21.1

                        Subsidiaries of ClimaChem, Inc.
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APR Corporation
CHP Corporation
Climate Master, Inc.
Climate Mate Inc.
DSN Corporation
El Dorado Chemical Company
El Dorado Nitrogen Company
International Environmental Corporation
KOAX Corp.
LSB Chemical Corp.
Northwest Financial Corporation
Slurry Explosive Corporation
The Environmental Group, Inc.
The Environmental Group International Limited
Total Energy Systems Limited
T.E.S. Mining Services Pty. Ltd.
Total Energy Systems (NZ) Limited
Universal Tech Corporation